EXHIBIT 99.1

LIST OF GROUP MEMBERS

The group members filing this Schedule 13G pursuant to Rule 13d-1(d) are:

Crosstex Holdings, L.P., a Delaware limited partnership;

Crosstex Energy, Inc., a Delaware corporation;

Crosstex Holdings GP, LLC, a Delaware limited liability company;

Yorktown Energy Partners IV, L.P., a Delaware limited partnership;

Yorktown IV Company LLC, a Delaware limited liability company;

Yorktown Energy Partners V, L.P., a Delaware limited partnership; and

Yorktown V Company LLC, a Delaware limited liability company.